    As filed with the Securities and Exchange Commission on March 24, 2000

                                                       Registration No. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                               ----------------

                            LOWE'S COMPANIES, INC.
            (Exact name of registrant as specified in its charter)

           NORTH CAROLINA                              56-0578072
   (State or other jurisdiction of        (I.R.S. Employer Identification No.)
   incorporation or organization)

                            1605 Curtis Bridge Road
                       Wilkesboro, North Carolina 28697
                                (336) 658-5445
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Stephen A. Hellrung
             Senior Vice President, General Counsel and Secretary
                            Lowe's Companies, Inc.
                            1605 Curtis Bridge Road
                       Wilkesboro, North Carolina 28697
                                (336) 658-5445
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copy to:

                             Lathan M. Ewers, Jr.
                               Hunton & Williams
                         Riverfront Plaza, East Tower
                             951 East Byrd Street
                         Richmond, Virginia 23219-4074
                                (804) 788-8269

  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement in light of market conditions and other factors.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: [_]

                        CALCULATION OF REGISTRATION FEE

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--------------------------------------------------------------------------------------------------
                                                                Proposed Maximum
                                               Proposed Maximum    Aggregate
   Title of Each Class of     Aggregate Amount  Offering Price      Offering         Amount of
Securities to be Registered   to be Registered     Per Unit         Price(1)      Registration Fee
--------------------------------------------------------------------------------------------------
Common Stock, $.50 par           2,500,000
 value.....................      shares(1)          $50.41(2)     $126,025,000(2)     $33,271
--------------------------------------------------------------------------------------------------
Preferred Share Purchase         2,500,000
 Rights(3).................      rights              N/A              N/A               N/A
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) This Registration Statement covers the maximum number of shares of common stock of the Registrant which may be issued in connection with the transactions described herein.
(2) Estimated solely for the purpose of computing the registration fee. This amount was calculated pursuant to Rule 457(c) on the basis of $50.41 per share, which was the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on March 22, 2000.
(3) The Rights to purchase Participating Cumulative Preferred Stock, Series A, will be attached to and will trade with shares of the Common Stock of Lowe's.

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

Prospectus

                            Lowe's Stock Advantage
                          Direct Stock Purchase Plan

  Lowe's Companies, Inc. is pleased to offer you the opportunity to participate in Lowe's Stock Advantage Direct Stock Purchase Plan (the Lowe's
Plan). The Lowe's Plan is designed to provide you with a convenient method to purchase shares of Lowe's common stock and to reinvest cash dividends in the purchase of additional shares. EquiServe Trust Company will act as Plan Administrator for the Lowe's Plan.

  This prospectus relates to 2,500,000 shares of Lowe's common stock, par value $0.50 per share, to be offered for purchase under the Lowe's Plan. Lowe's common stock is listed on the New York Stock Exchange, the Pacific Stock Exchange, and the London Stock Exchange, with shares trading under the ticker symbol "LOW".

Key Features of the Lowe's Stock Advantage Direct Stock Purchase Plan:

  Enrollment: If you currently own Lowe's common stock registered in your name, you may participate in the Lowe's Plan by completing and returning a shareholder authorization form. If you own Lowe's stock, but your shares are currently held by a bank or broker in its name (i.e., "street name"), you will need to register the shares in your name and then complete a shareholder authorization form.

  If you wish to leave your shares in "street name" or if you currently do not own any shares of Lowe's common stock, you may join the Lowe's Plan by completing an Initial Enrollment Form and making an initial cash investment of at least $250.

  Additional Investments: Once you have enrolled, you may make additional investments in any amount from $25 to $250,000 per year by check or money order, or through automatic monthly deductions from a qualified bank account.

  Dividend Reinvestments: You may reinvest all, some, or none of your cash dividends in additional shares of Lowe's common stock. You may change your reinvestment election at any time.

  Safekeeping of Shares: All shares of Lowe's common stock purchased through the Lowe's Plan will be held by the Plan Administrator in book-entry form in your account. If you hold Lowe's common stock certificates outside of the Lowe's Plan, you may deposit those certificates for safekeeping with the Plan Administrator, and those shares will be reflected in your Lowe's Plan account.

  Sale of Shares: The Lowe's Plan provides you with the ability to sell all or any portion of Lowe's common stock held in the Lowe's Plan in book-entry form. You may also request to receive a certificate for these shares and sell the shares outside the Lowe's Plan.

  Fees: There are enrollment, investment, brokerage, and sales fees associated
with the Lowe's Plan. See page   for the Lowe's Plan's fee schedule.

  More Information: For more information about the Lowe's Plan, call the
Lowe's Plan's toll free number, (800)   -   or see Lowe's web site at
www.lowes.com.

  The shares of Lowe's common stock being offered are not insured or protected by any governmental agency, and involve investment risk, including the possible gain or loss of principal. In addition, dividends may go up and down.

  This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any state or country where the offer or sale is not permitted. To the extent required by applicable law in certain jurisdictions, shares offered through the Lowe's Plan are offered only through a registered broker-dealer in those jurisdictions.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is       , 2000

                               TABLE OF CONTENTS

INFORMATION ABOUT LOWE'S....................................................   1
FORWARD-LOOKING STATEMENTS..................................................   2
THE LOWE'S STOCK ADVANTAGE DIRECT STOCK PURCHASE PLAN.......................   3
WHERE YOU CAN FIND MORE INFORMATION.........................................  10
INCORPORATION OF INFORMATION WE FILE WITH THE SEC...........................  10
USE OF PROCEEDS.............................................................  11
LEGAL OPINIONS..............................................................  11
EXPERTS.....................................................................  11

                           INFORMATION ABOUT LOWE'S

  Lowe's is the second largest retailer of home improvement products in the world, with specific emphasis on do-it-yourself (DIY) retail and commercial business customers. Lowe's specializes in offering products and services for home improvement, home decor, home construction, repair and remodeling.

  At January 28, 2000, Lowe's operated 576 stores in 37 states with more than 57 million square feet of sales floor. Lowe's was incorporated in North Carolina in 1952 and has been a publicly held company since 1961. Lowe's common stock is listed on the New York Stock Exchange, the Pacific Stock Exchange, and the London Stock Exchange, with shares trading under the ticker symbol "LOW". Lowe's Customer Support Center is located in Wilkesboro, North Carolina.

  Since 1989, Lowe's has been implementing an aggressive store expansion strategy, which has transformed Lowe's from a chain of small stores into a chain of destination home improvement warehouses. Lowe's current prototype store has a 121,000 square foot sales floor with a lawn and garden center comprising approximately 35,000 additional square feet. In April 1998, Lowe's announced plans for a major expansion into the western United States, with plans to build in excess of 100 new stores in certain western markets over the next three to four years. The first of the western stores opened in December 1999. In November 1998, Lowe's entered into a merger agreement with Eagle Hardware & Garden, Inc., an operator of 36 home improvement centers in the western United States. The acquisition of Eagle was completed on April 2, 1999. Lowe's 2000 expansion plan calls for opening 95 stores (which includes relocating approximately 20 older, smaller format stores).

                          FORWARD-LOOKING STATEMENTS

  This Prospectus may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Some of the things that could cause our actual results to differ substantially from our expectations are:

  . Our sales are dependent upon the general economic health of the country, the level of repairs, remodeling and additions to existing homes, commercial building activity, and the availability and cost of financing. An economic downturn can impact sales because much of our inventory is purchased for discretionary projects, which can be delayed.

  . Our expansion strategy may be impacted by environmental regulations, local zoning issues and delays, availability and development of land, and more stringent land use regulations than we have traditionally experienced.

  . Many of our products are commodities whose prices fluctuate erratically within an economic cycle, a condition true of lumber and plywood.

  . Our business is highly competitive, and as we expand to larger markets, and to the internet, we may face new forms of competition which do not exist in some of the markets we have traditionally served.

  . The ability to continue our everyday competitive pricing strategy and provide the products that consumers want depends on our vendors providing a reliable supply of inventory at competitive prices.

  . On a short-term basis, weather may adversely affect sales of product groups like lawn and garden, lumber, and building materials.

  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

  You should carefully read this prospectus and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

  You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, as well as information that we previously filed with the SEC and incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

             THE LOWE'S STOCK ADVANTAGE DIRECT STOCK PURCHASE PLAN

General

1. What is the Lowe's Stock Advantage Direct Stock Purchase Plan?

  The Lowe's Stock Advantage Direct Stock Purchase Plan is a convenient and low cost purchase plan which enables new investors to make an initial investment in Lowe's common stock and existing investors to increase their holdings of Lowe's common stock. Participants may elect to have dividends automatically reinvested in Lowe's common stock and/or to make optional cash investments through the Plan Administrator, EquiServe Trust Company.

  Participation is entirely voluntary and we give no advice regarding your decision to join the Lowe's Plan. If you decide to participate, an Authorization Form is enclosed for your convenience.

2. What options are available under the Lowe's Plan?

  The Lowe's Plan allows participants to:

  .  Make initial investments in Lowe's common stock;

  . Have their common stock dividends automatically reinvested in additional shares of Lowe's common stock; and

  . Make additional cash investments in Lowe's common stock, including the option to make automatic monthly purchases by authorizing deductions from a bank account.

  Please refer to Question 8 for details on fees to be paid by participants, to Question 16 for additional information regarding dividend payment options and Questions 10 through 12 for further information regarding the methods of making additional cash investments.

  Please retain all transaction statements for your records. The statements contain important tax and other information.

3. Who is eligible to participate in the Lowe's Plan?

  All U.S. citizens are eligible to participate in the Lowe's Plan, whether or not they are currently stockholders of Lowe's.

4. Can non-U.S. citizens participate in the Lowe's Plan?

  Yes. If you are not a U.S. citizen, you can participate in the Lowe's Plan, provided there are not any laws or governmental regulations that would prohibit you from participating or laws or governmental regulations that would affect the terms of the Lowe's Plan. Lowe's reserves the right to terminate participation of any stockholder if it deems it advisable under any foreign laws or regulations. All Lowe's Plan funds must be in U.S. funds and drawn on a U.S. bank. If you are not in the United States, contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, we are unable to accept checks clearing through non-U.S. banks. Please contact your local bank for details on how to make the transaction.

Eligibility and Enrollment

5. How does a Lowe's shareholder enroll in the Lowe's Plan?

  If you are already a Lowe's shareholder of record (i.e., if you own shares that are registered in your name, not your broker's), you may enroll in the Lowe's Plan simply by completing and returning a Shareholder Authorization Form.

6. I already own shares, but they are held by my bank or broker and registered in "street name". How can I participate?

  If you currently own shares of Lowe's stock that are held on your behalf by a bank or broker (i.e., "street name"), you will need to arrange with your bank or broker to have at least one share registered directly in your name in order to be eligible to participate. Once the share(s) are registered in your name, you can complete a Shareholder Authorization Form. Alternatively, you may enroll in the Lowe's Plan in the same manner as someone who is not currently a shareholder. (see question 7.)

7. I'm not currently a shareholder. May I participate in the Lowe's Plan?

  If you currently do not hold shares of Lowe's common stock, you may enroll in the Lowe's Plan by completing an Initial Enrollment Form for new investors and making an initial investment of at least $250 by check or money order. An enrollment fee of $5 will be deducted from your initial investment.

8. Are there fees associated with enrollment?

  Participation in the Lowe's Stock Advantage Direct Stock Purchase Plan is subject to the following fees. These fees may change at any time and you will be notified of any changes.

Fee Schedule

One-time enrollment fee in Lowe's
 Plan.............................. $5.00*
Lowe's Plan investment fees
  For each check or money order.... 5% of investment, up to a maximum of $2.50 per transaction
  For each automatic debit......... 5% of investment, up to a maximum of $2.50 per transaction
Brokerage trading fees (applied if
 shares are traded on the open
 market):
  Purchase fee (per share)......... $.05
  Sales fee (per share)............ $.12
Fee on each sale of shares......... $10.00
Fee for returned check or rejected
 automatic deductions.............. $25.00

--------
* If you are a shareholder of record, this enrollment fee will be waived. If you are not a record holder, this enrollment fee will apply and will be deducted from your initial investment.

Additional Investments

9. What are the minimum and maximum amounts for additional investments?

  The minimum amount for additional investments is $25 each investment and the maximum amount is $250,000 during any calendar year.

10. How do I make an additional investment?

  You may send a check or money order payable in U.S. dollars to "Lowe's Stock Advantage Direct Stock Purchase Plan". Checks must be drawn against a U.S. bank or U.S. bank affiliate. Cash and third-party checks are not allowed. Checks or money orders must be accompanied by the appropriate section of your account statement and mailed to Lowe's Stock Advantage Direct Stock Purchase Plan, c/o EquiServe at the address indicated on your account statement.

11. May I have additional investments automatically deducted from my bank account?

  Yes. You may authorize monthly automatic deductions from an account at a financial institution that is a member of the National Automated Clearing House Association.

  . To initiate this service, you must send an Automatic Monthly Investment Form to the Plan Administrator after you have enrolled in the Plan.

  . To change any aspect of the instruction, you must send a revised Automatic Monthly Investment Form to the Plan Administrator.

  . To terminate deductions, you must notify the Plan Administrator in writing.

  Initial set-up, changes and terminations to the automatic deduction instructions will be made as soon as practicable. Once effective, funds will be deducted from your designated account on the 25th day of each month, or the next business day if the 25th is not a business day.

12. Will I be charged fees for additional investments?

  Yes. For any investment made by check or money order, a service charge of 5% of the amount of your investment, up to a maximum of $2.50 per transaction, will be deducted at the time of the investment. The same charge will be deducted for any investment made by automatic monthly deduction. In addition, the purchase price will include a service fee of $.05 per share, which includes brokerage commissions, if purchases are being made from the open market.

13. How are payments with "insufficient funds" handled?

  If the Plan Administrator does not receive a payment because of insufficient funds or incorrect draft information, the requested purchase will be deemed void, and the Plan Administrator will immediately remove from your account any shares purchased in anticipation of receiving such funds. If the net proceeds from the sale of such shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Administrator may sell additional shares from your account as necessary to satisfy the uncollected balance.

  In addition, an "insufficient funds" fee of $25.00 will be charged. The Plan Administrator may place a hold on the Lowe's Plan account until the "insufficient funds" fee is received from you, or may sell shares from your account to satisfy any uncollected amounts.

14. When will shares be purchased?

  The Plan Administrator will buy shares each week, beginning on Thursday (or the next business day) if your funds are received at least two business days before that Thursday.

  For automatic monthly purchases, shares will be purchased on the first Thursday following the 25th day of the month, if your enrollment material is received by the last business day of the previous month.

15. What is the price of shares purchased under the Lowe's Plan?

  The purchase price for shares purchased by the Plan Administrator in the open market will be the average weighted price per share paid by the Plan Administrator for all purchases made that week for Lowe's Plan participants. The purchase price for shares purchased from or sold to Lowe's will be the average of the high and low sales price reported on the New York Stock Exchange's consolidated tape for the day of the transaction.

  The Plan Administrator will use your investment to purchase as many full shares as possible and will use any amount remaining to purchase a fraction of a share.

Dividends

16. Must my dividends be reinvested automatically?

  No. You may elect full, partial or no reinvestment of your dividends by completing the appropriate form obtained from the Plan Administrator. Unless you make an election, all cash dividends on shares you hold outside of the Lowe's Plan will be paid to you as well as dividends earned on shares in your Lowe's Plan account . If you choose partial investment, you must identify the percentage of shares in your account on which you would like to receive cash payments for dividends.

17. When will my dividends be reinvested and at what price?

  The reinvestment of your dividends will generally be completed within five business days of the dividend payment date. The price of shares purchased with the dividends will be the weighted average price of all shares purchased with reinvested dividends.

Source of Stock

18. What is the source of Lowe's stock purchased through the Lowe's Plan?

  At Lowe's option, share purchases will be made in the open market or directly from Lowe's. Share purchases on the open market may be made on any stock exchange where Lowe's common stock is traded or by negotiated transactions on such terms as the Plan Administrator may reasonably determine. Neither Lowe's nor any participant will have any authority or power to direct the date, time or price at which shares may be purchased by the Plan Administrator.

Sale of Shares

19. How do I sell my shares?

  You can sell some or all of the Lowe's Plan shares you hold in book-entry form by providing written instructions to the Plan Administrator. Each account statement you receive will have a form for this purpose. You can also sell your shares by calling the Plan Administrator.

  The Plan Administrator will sell shares daily within five business days of receipt of proper instructions. The sale price for your shares will be the average weighted price per share received by the Plan Administrator for all sales made that day for Lowe's Plan participants. A $10 service charge and a service fee of $0.12 per share, which includes brokerage commissions, will be deducted from your sale proceeds.

  Please note that the Plan Administrator is not able to accept instructions to sell on a specific day or at a specific price.

  If you prefer, you can withdraw shares from the Lowe's Plan, at no cost to you, and sell them through a broker of your own choosing. Certificates will normally be mailed to you within five business days of receipt of your instructions. If you sell a portion of your shares, the Plan Administrator will continue to reinvest the dividends on the percentage of shares previously authorized by you.

How Shares are Held

20. How does the safekeeping service (book-entry shares) work?

  All shares of Lowe's stock that are purchased through the Lowe's Plan will be held by the Plan Administrator and registered in book-entry form in your Lowe's Plan account on the records of the Plan Administrator. If you hold Lowe's common stock certificates outside the Lowe's Plan you may also, at any time, deposit those certificates for safekeeping with the Plan Administrator, and the shares represented by the deposited certificates will be included in book-entry form in your Lowe's Plan account.

21. How do I deposit my Lowe's stock certificates with the Plan Administrator?

  To deposit certificates into the Lowe's Stock Advantage Direct Stock Purchase Plan, you should send your certificates, by registered and insured mail, to the Plan Administrator at Lowe's Stock Advantage Direct Stock Purchase Plan, c/o EquiServe, P.O. Box 8200, Boston, MA 02266-8200, with written instructions to deposit those shares in your Lowe's Plan account. The certificates should not be endorsed and the assignment section should not be completed.

22. Are there any charges associated with this custodial service?

  No. There is no cost to you either for having the Plan Administrator hold the shares purchased for you through the Lowe's Plan or for having the Plan Administrator deposit the stock certificates you hold into your account.

23. How can I receive a stock certificate?

  Normally, stock certificates for shares purchased under the Lowe's Plan will not be issued; rather shares will be registered in the name of the Plan Administrator or its nominee and credited to your Lowe's Plan account. However, you may request a stock certificate by indicating your preference on the stub attached to your account statement and forwarding it to the Plan Administrator. There is no charge for this service. Stock certificates for fractional shares will not be issued.

Transfers of Shares

24. Can I transfer shares that I hold in the Lowe's Plan to someone else?

  Yes. You may transfer ownership of some or all of your Lowe's Plan shares by sending the Plan Administrator written transfer instructions. Your signature must be "Medallion Guaranteed" by a financial institution. Most banks and brokers participate in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing is in fact the owner of the participant's account.

  You may transfer shares to new or existing Lowe's shareholders. However, a new Lowe's Plan account will not be opened for a transferee as a result of a transfer of less than one full share.

Change of Address

25. I've just moved. How can I request a change of address or update other personal data?

  It is important that our records contain your most up-to-date personal data. If you need to request a change of address or update other personal data,
please call EquiServe at 1-800-   -     or write to them at the address listed
in Question 28.

Withdrawal from the Lowe's Stock Advantage Direct Stock Purchase Plan

26. How do I close my Lowe's Plan account?

  You may terminate your participation in the Lowe's Plan either by completing the appropriate section of your account statement and returning it to the Plan Administrator or by giving written notice to the Plan Administrator. Upon termination, you must elect either to receive a certificate for the number of whole shares held in your Lowe's Plan account and a check for the value of any fractional shares, or to have all of the shares in your Lowe's Plan account sold for you as described above and pay applicable fees and commissions.

  The Plan Administrator will send you your proceeds, without interest, or your certificates as soon as is practicable. If a notice of withdrawal is received on or after the record date, but before the related dividend payment date, the Plan Administrator will not process your request until after the dividend reinvestment has posted to your account. Thereafter, cash dividends on shares you physically hold will be paid out to you and not reinvested in Lowe's common stock.

Administration

27. Who administers the Lowe's Stock Advantage Direct Stock Purchase Plan?

  The Lowe's Plan is administered by EquiServe Trust Company, Lowe's stock transfer agent, registrar and dividend disbursing agent. As Plan
Administrator, EquiServe acts as agent for Lowe's Plan participants and keeps records, sends statements and performs other duties relating to the Lowe's Plan.

  Purchases and sales of Lowe's common stock under the Lowe's Plan are made by an independent broker-dealer acting as purchasing agent for Lowe's Plan participants. To the extent required by applicable law in certain jurisdictions, shares offered under the Lowe's Plan are offered through an independent broker-dealer.

28. How do I contact the Plan Administrator?

  You may contact the Plan Administrator by writing to:

    Lowe's Stock Advantage Direct Stock Purchase Plan
    c/o EquiServe Trust Company
    P.O. Box 8200
    Boston, Massachusetts 02266-8200

  You may also telephone the Plan Administrator toll free at 1-800-   -    ,
24 hours a day, seven days a week. Customer service representatives are available between the hours of 9:00 A.M. and 6:00 P.M. Eastern Time, Monday through Friday.

  When communicating with the Plan Administrator, you should have available your account number and taxpayer identification number.

29. What kind of reports will be sent to participants in the Lowe's Plan?

  You will receive a quarterly statement of account activity. Supplemental account statements will be provided for any month in which you make a cash investment or deposit or transfer or withdraw shares. You will also receive transaction statements promptly after each sale of shares under the Lowe's Plan. You should retain these statements in order to establish the cost basis of shares purchased under the Lowe's Plan for income tax and other purposes. In addition, you will receive all communications sent to other shareholders, such as annual reports and proxy statements.

Additional Information

30. How would a stock split or stock dividend affect my account?

  Any shares resulting from a stock split or stock dividend paid on shares held in custody for you by the Plan Administrator will be credited to your book-entry position. Of course, you may request a certificate at any time for any or all of your shares.

31. How do I vote my Lowe's Plan shares at shareholder meetings?

  You will be sent a proxy statement in connection with each meeting of Lowe's shareholders, together with a proxy card. This proxy card, when signed and returned, will be voted as you indicate. Fractional shares will be aggregated and voted in accordance with the participant's directions. If the proxy card is not returned or if it is returned unsigned, the shares will not be voted.

32. Can the Lowe's Plan be changed?

  We may add to, modify or discontinue the Lowe's Plan at any time. We will send you written notice of any significant changes.

  Upon discontinuance of the Lowe's Plan, we will return to you any uninvested automatic deductions from your bank account, any uninvested optional cash investments or initial investment, issue free of charge a certificate for full shares credited to your account and pay you in cash for any fractional shares credited to your account.

33. What are the responsibilities of Lowe's and the Plan Administrator?

  Neither Lowe's nor the Plan Administrator, EquiServe Trust Company will be liable for any act, or for any failure to act as long as they have made good faith efforts to carry out the terms of the Lowe's Plan, as described in this Prospectus and on the forms that accompany each investment or activity.

  Participants should recognize that neither Lowe's nor the Plan Administrator can promise a profit or protect against a loss on the common stock purchased under the Lowe's Plan.

  Although the Lowe's Plan provides for the reinvestment of dividends, the declaration and payment of dividends will continue to be determined by the Lowe's Board of Directors at its discretion, depending upon future earnings, the financial condition of Lowe's and other factors. The amount and timing of dividends may be changed, or the payment of dividends terminated, at any time without notice.

Tax Consequences

  You should consult with your tax advisor for a complete analysis of the tax consequences of participating in the Lowe's Plan. The following summary is for general information only.

  Cash dividends reinvested under the Lowe's Plan will be taxable for U.S. Federal income tax purposes as having been received by you even though you have not actually received them in cash. You will receive an annual statement from the Plan Administrator indicating the amount of reinvested dividends reported to the U.S. Internal Revenue Service as dividend income.

  You will not realize a gain or loss for U.S. Federal income tax purposes upon a transfer of shares to the Lowe's Plan or the withdrawal of whole shares from the Lowe's Plan. You will, however, generally realize a gain or loss when shares are sold, including any fractional share interest for which you receive cash upon termination of your participation in the Lowe's Plan. The amount of gain or loss will be the difference between the amount that you receive for the shares sold and your tax basis for the shares. In order to determine the tax basis for shares in your account, you should retain all account and transaction statements.

  Lowe's Plan participants who are foreign persons generally are subject to a withholding tax on dividends paid on shares held in the Lowe's Plan. The Plan Administrator is required to withhold from dividends paid to foreign shareholders the appropriate amount, up to 30% under current law, determined in accordance with Internal Revenue Service regulations. Where applicable, this withholding tax may be determined by treaty between the U.S. and the country in which the participant resides. In addition, dividends paid on shares in Lowe's Plan accounts may be subject to the 31% backup withholding tax under the Internal Revenue Code if the participant does not provide an IRS Form W-9 certifying that the participant is not subject to backup withholding tax. Accordingly, the amount of any dividends that will be credited to a participant's Lowe's Plan account for investment in additional shares of Lowe's common stock will be net of any applicable withholding tax.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's following public reference facilities:

Public Reference Room      New York Regional Office   Chicago Regional Office
450 Fifth Street, N.W.     7 World Trade Center       Citicorp Center
Room 1024                  Suite 1300                 500 West Madison Street
Washington, D.C. 20549     New York, New York 10048   Suite 1400
                                                      Chicago, Illinois 60661-
                                                      2511

  You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  This prospectus constitutes part of a registration statement on Form S-3 filed by Lowe's under the Securities Act of 1933. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

  The SEC allows us to "incorporate by reference" in this prospectus the information we file with the SEC, which means:

  .  incorporated documents are considered part of this prospectus;

  . we can disclose important information to you by referring you to those documents; and

  . information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated.

  The following documents filed by Lowe's with the SEC (file No. 1-7083) are incorporated herein by reference and made a part hereof: (i) Lowe's Annual Report on Form 10-K for the fiscal year ended January 29, 1999; (ii) Lowe's Quarterly Reports on Form 10-Q for the quarters ended April 30, 1999, July 30, 1999 and October 29, 1999; and (iii) the description of Lowe's common stock contained in Lowe's registration statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

  You can obtain any of the filings incorporated by reference in this document through us, or from the SEC through the SEC's web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                            T. Carson Anderson, IV
                            Lowe's Companies, Inc.
                            1605 Curtis Bridge Road
                       Wilkesboro, North Carolina 28697
                  Telephone: (336) 658-4385 or (888) 34LOWES

  We also incorporate by reference each of the following documents that we will file with the SEC after the date of the initial filing of the registration statement and prior to the time we sell all of the shares of common stock offered by this prospectus:

  .  reports filed under Section 13(a) and (c) of the Exchange Act;

  . definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

  .  any reports filed under Section 15(d) of the Exchange Act.

  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the prospectus to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the prospectus.

                                USE OF PROCEEDS

  Lowe's will receive proceeds from the purchase of common stock through Lowe's Companies, Inc. Shareholder Investment Plan only to the extent that such purchases are made directly from Lowe's, and not from open market purchases by EquiServe. Any proceeds received by us (which cannot be estimated), will be used for general corporate purposes.

                                LEGAL OPINIONS

  The legality of the common stock covered by this prospectus has been passed upon for us by Hunton & Williams, Richmond, Virginia.

                                    EXPERTS

  The financial statements as of January 29, 1999 and January 30, 1998 and for each of the three years in the period ended January 29, 1999, have been incorporated by reference in this prospectus and in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

  The estimated expenses in connection with the offering are as follows:

   Securities and Exchange Commission registration fee................ $ 33,271
   New York Stock Exchange Fee........................................   33,200
   Printing and Mailing...............................................   15,000
   Accounting fees and expenses.......................................   10,000
   Legal fees and Expenses............................................   25,000
   Miscellaneous......................................................    3,529
                                                                       --------
     TOTAL............................................................ $120,000
                                                                       ========

Item 15. Indemnification of Officers and Directors.

  Article IV of Lowe's Bylaws provides that Lowe's will indemnify any person as an officer or director of Lowe's or as an officer, director, trustee or partner of another corporation, trust, partnership or employee benefit plan at the request of Lowe's, against any liability incurred in connection with any proceeding arising out of the service. To the extent that such person is successful on the merits or otherwise in defense of any such proceeding, Lowe's will indemnify him against expenses actually and reasonably incurred in such defense. No indemnification is available if, at the time of the activities that are the subject of the proceeding, the person knew or believed that the activities were clearly in conflict with the best interests of Lowe's. Further, Section 55-8-51 of the North Carolina Business Corporation Act provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he is adjudged liable on the basis that personal benefit was improperly received by him.

  Lowe's maintains an insurance policy for the benefit of directors and officers insuring them against claims that are made against them by reason of any wrongful act (as defined) committed in their capacity as directors or officers.

Item 16. Exhibits.

 Exhibit Number
 --------------
       4.1      Amended and Restated Rights Agreement dated December 2, 1999, between the Company and Equiserve Trust Company, N.A., as
                Rights Agent (incorporated herein by reference to Exhibit 2 of
                Amendment No. 2 to the Company's Registration Statement on Form
                8-A dated February 14, 2000, as amended by Exhibit 1 of
                Amendment No. 3 to the Company's Registration Statement on Form
                8-A, dated March 2, 2000)

       5.1 Opinion of Hunton & Williams regarding the validity of the securities being registered (filed herewith)

      23.1 Consent of Hunton & Williams (included in the opinion filed as Exhibit 5.1)

      23.2      Consent of Deloitte & Touche LLP (filed herewith)

      24.1      Power of Attorney for Officers and Directors (included on page
                II-4 of the Registration Statement)

Item 17. Undertakings.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement; provided, however, that the undertakings set forth in subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement, shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of the issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Wilkes, State of North Carolina, on March 24, 2000.

                                          Lowe's Companies, Inc. (Registrant)

                                                 /s/ Robert L. Tillman
                                          By: _________________________________
                                                     Robert L. Tillman,
                                                  Chairman of the Board of
                                                   Directors, President,
                                                Chief Executive Officer and
                                                          Director

                               POWER OF ATTORNEY

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 24, 2000. Each of the directors and/or officers of Lowe's Companies, Inc. whose signature appears below hereby appoints Thomas
E. Whiddon, Stephen A. Hellrung and Lathan M. Ewers, Jr., and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments, to this registration statement, making such changes in the registration statement as appropriate, and generally to do all the things in their behalf in their capacities as officers and directors to enable Lowe's Companies, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

                 Signature                                     Title
                 ---------                                     -----

         /s/ Robert L. Tillman              Chairman of the Board of Directors,
___________________________________________  President,
             Robert L. Tillman               Chief Executive Officer and Director
                                             (Principal Executive Officer)

         /s/ Thomas E. Whidon               Executive Vice President and Chief
___________________________________________  Financial Officer (Principal Financial
             Thomas E. Whiddon               Officer)

       /s/ Kenneth W. Black, Jr.            Senior Vice President and Chief Accounting
___________________________________________  Officer (Principal Accounting Officer)
           Kenneth W. Black, Jr.

      /s/ Leonard L. Berry, Ph.D.           Director
___________________________________________
          Leonard L. Berry, Ph.D.

         /s/ Peter C. Browning              Director
___________________________________________
             Peter C. Browning

          /s/ Carol A. Farmer               Director
___________________________________________
              Carol A. Farmer

                 Signature                                     Title
                 ---------                                     -----

            /s/ Paul Fulton                 Director
___________________________________________
                Paul Fulton

          /s/ James F. Halpin               Director
___________________________________________
              James F. Halpin

       /s/ Richard K. Lochridge             Director
___________________________________________
           Richard K. Lochridge

        /s/ Claudine B. Malone              Director
___________________________________________
            Claudine B. Malone

        /s/ Robert G. Schwartz              Director
___________________________________________
            Robert G. Schwartz

       /s/ Robert L. Strickland             Director
___________________________________________
           Robert L. Strickland

                                            Director
___________________________________________
             Kenneth D. Lewis

                                 EXHIBIT INDEX

 Exhibit Number
 --------------
       4.1      Amended and Restated Rights Agreement dated December 2, 1999, between the Company and Equiserve Trust Company, N.A., as
                Rights Agent (incorporated herein by reference to Exhibit 2 of
                Amendment No. 2 to the Company's Registration Statement on Form
                8-A dated February 14, 2000, as amended by Exhibit 1 of
                Amendment No. 3 to the Company's Registration Statement on Form
                8-A, dated March 2, 2000)

       5.1 Opinion of Hunton & Williams regarding the validity of the securities being registered (filed herewith)

      23.1 Consent of Hunton & Williams (included in the opinion filed as Exhibit 5.1)

      23.2      Consent of Deloitte & Touche LLP (filed herewith)

      24.1      Power of Attorney for Officers and Directors (included on page
                II-4 of the Registration Statement)